SUMMARY OF NON-EMPLOYEE DIRECTOR FEE ARRANGEMENTS
Non-employee directors are paid an annual retainer fee of $265,000. If the Chairman of the Board is not an employee of the Corporation, he or she is paid an additional annual fee of $100,000. Committee Chairs are paid an additional annual fee of $20,000. No meeting fees or committee membership fees are paid.
See the Corporation’s most recent definitive proxy statement on Schedule 14A for additional disclosure on director compensation.